EXHIBIT 99.7

Dear <Technology Partner NAME>,

The only constant in this world is change – and we are once again engaging in change to strengthen our long term commitment to customers. As you can see from the attached press release, we have exciting news! We have reached an agreement to become part of a much larger company, Infor Global Solutions. Infor is a privately held, global provider of enterprise business solutions to select manufacturing and distribution industries. Infor’s acquisition of MAPICS results in one of the largest global providers exclusively focused on delivering world-class ERP and Supply Chain solutions to the manufacturing and distribution industries. The combined company will have over 17,500 customers in over 70 countries.

The acquisition of MAPICS is consistent with Infor’s strategy of assembling high quality brands with deep vertical expertise. MAPICS’ 4,500 customers and team of dedicated employees and partners with years of manufacturing expertise will strengthen Infor’s position as a leading enterprise software provider to manufacturers and distributors globally. The combined company will provide expanded products and solutions to existing and new customers driving growth and increased market share.

Infor greatly values the relationships that MAPICS has established with its technology partners. We believe this acquisition will provide many opportunities for the continued growth of your business and our partnership.

Although we have signed a definitive agreement, there is still a period of 90-120 days before the transaction closes. During this period we will develop a transition plan that details our technology strategy and overall company direction. We will communicate with your regularly during this transition and answer your questions as our plan develops. In the meantime, we must all remain focused on servicing our customers at the high standards both companies have held.

I am sure you can appreciate that we have much work to do over the next several months until the acquisition closes and we transition to Infor Global Solutions. A copy of the letter sent to our customers is attached for your reference. I hope that you are planning to attend MPower 2005 International MAPICS Customer Conference in Orlando May 22-25, 2005. At this conference our customers will meet the Infor executive team, preview the combined 36-month product roadmap and learn more about Infor’s long-term strategic plan. We are excited about the future and hope you are as well. If you have any questions or concerns, please contact me.

Sincerely,

<Product Marketing/Strategic Partnerships Executive>

Attachment: (1) Press Release; (2) Customer Letter